EXHIBIT 99.1

ITERUM THERAPEUTICS APPOINTS BETH P. HECHT TO BOARD OF DIRECTORS

Patrick Heron to leave the Board

DUBLIN, Ireland and CHICAGO, IL March 16, 2021 – Iterum Therapeutics plc (Nasdaq: ITRM) (the “Company” or “Iterum”), a clinical-stage pharmaceutical company focused on developing next generation oral and IV antibiotics to treat infections caused by multi-drug resistant pathogens in both community and hospital settings, today announced the appointment of Beth P. Hecht to the Company’s Board of Directors replacing Patrick Heron, who announced he would be leaving the Board, effective as of March 12, 2021. Ms. Hecht will also serve as a member of the Audit Committee and Compensation Committee of the Board.

“I want to thank Patrick for his leadership and steadfast support of Iterum since our founding in 2015. As the representative of one of Iterum’s founding venture capital firms, Patrick’s insights and experiences were invaluable in helping us build the solid foundation we now have,” said Corey Fishman, Iterum’s Chief Executive Officer.

Mr. Fishman continued, “I am very pleased to welcome Beth to the board at this important time for Iterum. Beth brings a wealth of extensive experiences from across the industry, and an in-depth understanding of commercial operations, regulatory, legal and compliance matters, as well as transactional experience that complements the expertise of our current board colleagues,” said Corey Fishman, Chief Executive Officer of Iterum Therapeutics plc. “As Iterum transitions from a development company to a commercial organization, we are looking forward to leveraging Beth’s diverse pharmaceutical experiences and collaborating with us to shape our strategic plans and advance our vision.”

“It’s an exciting time to join the Board of Iterum, and I’m looking forward to partnering with Iterum’s leadership as they work toward a bringing the first branded oral antibiotic for the treatment of uncomplicated urinary tract infections to the market in over 20 years, addressing a very important women’s health issue,” said Beth Hecht.

Ms. Hecht currently serves as Senior Vice President, General Counsel and Corporate Secretary of Xeris Pharmaceuticals, Inc. (NASDAQ: XERS). She has over 25 years of experience as a corporate executive in the life science industry, most recently serving as Managing Director and Chief Legal and Administrative Officer for Auven Therapeutics, a global biotechnology and pharmaceutical private equity firm. Ms. Hecht is also a member of the Board of Directors of Neos Therapeutics (Nasdaq: NEOS) where she chairs the Nominating and Governance Committee.  Ms. Hecht is a graduate of Amherst College and Harvard Law School and started her career as an attorney specializing in intellectual property and corporate transactions at Willkie Farr & Gallagher (NY) and then Kirkland & Ellis (NY). She has established and led legal, compliance, licensing, human resources, and security departments at companies including Durata Therapeutics, Sun Products, MedPointe Inc. (formerly known as Carter-Wallace Inc.), Warner Chilcott PLC, ChiRex Ltd., and Alpharma Inc.

About Iterum Therapeutics plc

Iterum Therapeutics plc is a clinical-stage pharmaceutical company dedicated to developing differentiated anti-infectives aimed at combatting the global crisis of multi-drug resistant pathogens to significantly improve the lives of people affected by serious and life-threatening diseases around the world. Iterum Therapeutics is advancing its first compound, sulopenem, a novel penem anti-infective compound, in Phase 3 clinical development with oral and IV formulations. Sulopenem has demonstrated potent in vitro activity against a wide variety of gram-negative, gram-positive and anaerobic bacteria resistant to other antibiotics. Iterum Therapeutics has received Qualified Infectious Disease Product (QIDP) and Fast Track designations for its oral and IV formulations of sulopenem in seven indications. For more information, please visit http://www.iterumtx.com.

Forward Looking Statements

This press release contains forward-looking statements. These forward-looking statements include, without limitation, statements regarding the Company’s plans, strategies and prospects for its business, including with respect to the timing of review by the U.S. Food and Drug Administration of the new drug application for oral sulopenem and the Company’s expectations for potential approval on the Prescription Drug User Fee Act (PDUFA) date, the market potential for sulopenem, commercialization activities, and the sufficiency of the Company’s cash resources to execute its strategy. In some cases, forward-looking statements can be identified by words such as “may,” “believes,” “intends,” “seeks,” “anticipates,” “plans,” “estimates,” “expects,” “should,” “assumes,” “continues,” “could,” “would,” “will,” “future,” “potential” or the negative of these or similar terms and phrases. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements include all matters that are not historical facts. Actual future results may be materially different from what is expected due to factors largely outside the Company’s control, including the uncertainties inherent in the initiation and conduct of clinical trials, availability and timing of data from clinical trials, changes in regulatory requirements or decisions of regulatory authorities, the timing or likelihood of regulatory filings and approvals, changes in public policy or legislation, commercialization plans and timelines, if oral sulopenem is approved, the actions of third-party clinical research organizations, suppliers and manufacturers, the accuracy of the Company’s expectations regarding how far into the future the Company’s cash on hand will fund the Company’s ongoing operations, the impact of COVID-19 and related responsive measures thereto, risks and uncertainties concerning the outcome, impact, effects and results of the Company’s evaluation of corporate, strategic, financial and financing alternatives, including the terms, timing, structure, value, benefits and costs of any corporate, strategic, financial or financing alternative and the Company’s ability to complete one at all and other factors discussed under the caption “Risk Factors” in its Annual Report on Form 10- K filed with the Securities and Exchange Commission (the “SEC”) on March 12, 2021, and other documents filed with the SEC from time to time. Forward-looking statements represent the Company’s beliefs and assumptions only as of the date of this press release. Except as required by law, the Company assumes no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in the forward-looking statements, even if new information becomes available in the future.

Investor Contact:
Judy Matthews
Chief Financial Officer
312-778-6073
IR@iterumtx.com